Filed Pursuant to Rule 433 Registration Statement No. 333-211718

Market Linked Securities – Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the S&P 500® Index due January 3, 2023
Term Sheet to Pricing Supplement dated June 7, 2019
Summary of Terms
Issuer	The Toronto-Dominion Bank (“TD”)
Issue	Senior Debt Securities, Series E
Term	Approximately 3.5 years
Reference Asset:	S&P 500® Index
Pricing Date	June 27, 2019*
Issue Date	July 2, 2019*
Principal Amount	$1,000 per Security
Issue Price	$1,000 except that certain investors that purchase for certain fee based advisory accounts may purchase for not less than $968.50
Payment at Maturity	See “How the Payment at Maturity is Calculated” on page 3
Maturity Date	January 3, 2023*
Initial Level	The closing level of the Reference Asset on the Pricing Date
Final Level	The closing level of the Reference Asset on the Valuation Date
Percentage Change	(Final Level – Initial Level) / Initial Level, expressed as a percentage
Threshold Level	A level that will be equal to 80% of the Initial Level, to be determined on the Pricing Date
Leverage Factor	110% to 120% (to be determined on the Pricing Date)
Valuation Date	December 23, 2022*
Calculation Agent	TD
Minimum Investment	$1,000 and minimum denominations of $1,000 in excess thereof
Agents	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Underwriting Discount and Commission	Up to 3.15% to Agents, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.00% and WFA will receive a distribution expense fee of 0.075%
CUSIP / ISIN	89114QU63 / US89114QU635

*To the extent that the issuer makes any change to the expected Pricing Date or expected Issue Date, the Valuation Date and Maturity Date may also be changed in the issuer’s discretion to ensure that the term of the Securities remains the same.
Investment Description
•	Linked to the S&P 500® Index due January 3, 2023
•
Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the Securities provide for a Payment at Maturity that may be greater than, equal to or less than the Principal Amount of the Securities, depending on the performance of the Reference Asset from the Initial Level to the Final Level.

The Payment at Maturity will reflect the following terms:
o If the level of the Reference Asset increases:
You will receive the Principal Amount plus 110% to 120% (to be determined on the Pricing Date) participation in the upside performance of the Reference Asset
o If the level of the Reference Asset is flat or decreases but the decrease is not more than 20%:
You will be repaid the Principal Amount
o If the level of the Reference Asset decreases by more than 20%:
You will have full downside exposure to the decrease in the level of the Reference Asset from the Starting Level, and you will lose more than 20%, and possibly all, of the Principal Amount.
•	Investors may lose a substantial portion, or all, of the Principal Amount
•	Any payments on the Securities are subject to TD’s credit risk
•	You will have no right to the stocks comprising the Reference Asset (the “Reference Asset Constituents”)
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity
Our estimated value of the Securities on the Pricing Date is expected to be between $930.00 and $960.00 per Security. The estimated value is expected to be less than the public offering price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page P-23 of the accompanying preliminary pricing supplement.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-EI-1 dated June 30, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying pricing supplement, product prospectus supplement and prospectus before making a decision to invest in the Securities.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

As used in this introductory term sheet, “we,” “us,” or “our” refers to The Toronto-Dominion Bank.

THE SECURITIES ARE NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY OF CANADA OR THE UNITED STATES.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

Hypothetical Payout Profile
The profile to the right is based on a hypothetical Leverage Factor of 115% (the midpoint of the specified range for the Leverage Factor), and a Threshold Level equal to 80% of the Initial Level.
This graph has been prepared for illustrative purposes only. Your actual return will depend on the actual Percentage Change, the actual Leverage Factor and whether you hold your Securities to maturity.
*The graph to the right represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical percentage change of the Reference Asset and the solid green line represents the hypothetical return on the Securities for a given percentage change in the Reference Asset.

Hypothetical Returns
Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[2] (%)
140.00	40.00%	$1,460.00	46.000%
130.00	30.00%	$1,345.00	34.500%
125.00	25.00%	$1,287.50	28.750%
120.00	20.00%	$1,230.00	23.000%
110.00	10.00%	$1,115.00	11.500%
105.00	5.00%	$1,057.50	5.750%
102.50	2.50%	$1,028.75	2.875%
100.00[1]	0.00%	$1,000.00	0.000%
90.00	-10.00%	$1,000.00	0.000%
80.00	-20.00%	$1,000.00	0.000%
79.00	-21.00%	$790.00	-21.000%
70.00	-30.00%	$700.00	-30.000%
60.00	-40.00%	$600.00	-40.000%
50.00	-50.00%	$500.00	-50.000%
40.00	-60.00%	$400.00	-60.000%
30.00	-70.00%	$300.00	-70.000%
20.00	-80.00%	$200.00	-80.000%
0.00	-100.00%	$0.00	-100.000%

1 The hypothetical Initial Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Level. The actual Initial Level will be set on the Pricing Date.
2 The “return” as used in this introductory term sheet is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per $1,000 Principal Amount and $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual Payment at Maturity will depend on the actual Final Level and Leverage Factor.
* These calculations are hypothetical and should not be taken as an indication of the future performance of the Reference Asset as measured from the actual Pricing Date. We cannot give you assurance that the performance of the Reference Asset will result in a positive Percentage Change, or any positive return on your initial investment.

TD SECURITIES (USA) LLC	2	WELLS FARGO SECURITIES, LLC

How the Payment at Maturity is Calculated
The Payment at Maturity will be determined as follows:
•	If the Percentage Change is positive, then an investor will receive an amount per Security equal to:
Principal Amount + (Principal Amount x Percentage Change x Leverage Factor).
•
If the Final Level is equal to or less than the Initial Level, but greater than or equal to the Threshold Level (the Percentage Change is 0% or negative but not below -20%), then an investor will receive an amount per Security equal to:

Principal Amount.
•
If the Final Level is less than the Threshold Level (the Percentage Change is negative and below -20%), then the investor will receive less than the Principal Amount, if anything, per Security, calculated using the following formula:

Principal Amount + (Principal Amount x Percentage Change).
If the Final Level is less than the Threshold Level, the investor will have full exposure to the decrease in the level of the Reference Asset and will lose more than 20%, and possibly all, of the Principal Amount. Specifically, investors will lose 1% of the Principal Amount for each 1% decrease from the Initial Level to the Final Level and may lose all of the Principal Amount.

Historical Performance of the Reference Asset

* The graph above sets forth the historical daily performance of the Reference Asset  from June 4, 2014 through June 4, 2019. The graph is based upon actual daily historical closing levels of the Reference Asset.
We obtained the information regarding the historical performance of the Reference Asset used in calculating the graph above from Bloomberg® Professional Service (“Bloomberg”). We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. Additionally, the hypothetical examples above reflect the performance of the Reference Asset, and do not reflect or incorporate any terms of the Security. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
We have filed a registration statement (including a prospectus), a product prospectus supplement and a pricing supplement with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering.  You may get those documents for free by visiting EDGAR on the SEC website www.sec.gov.  Alternatively, we, TD Securities (USA) LLC or Wells Fargo Securities  will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

TD SECURITIES (USA) LLC	3	WELLS FARGO SECURITIES, LLC

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Additional Risk Factors” section in the accompanying preliminary pricing supplement, the “Additional Risk Factors Specific to the Notes” section in the product prospectus supplement and the “Risk Factors” section in the prospectus.  Please review those risk disclosures carefully.
•
Principal at Risk. If the Final Level is less than the Threshold Level, investors in the Securities will lose more than 20%, and possibly all, of their Principal Amount. Specifically, if the Final Level is less than the Threshold Level, you will lose 1% of the Principal Amount of your Securities for each 1% that the Final Level is less than the Initial Level and may lose all of the Principal Amount. For example, if the Reference Asset has declined by 20.1% from the Initial Level to the Final Level, you will not receive any benefit of the contingent downside feature and you will lose 20.1% of the Principal Amount per Security.

•	The Securities Do Not Pay Interest and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	If the Level of the Reference Asset Changes, the Market Value of Your Securities May Not Change in the Same Manner.
•	The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other than the Valuation Date.
•	You Will Not Have Any Rights to the Reference Asset Constituents and the Reference Asset only Reflects Price Return
•	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors.
•	Past Reference Asset Performance is No Guide to Future Performance.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
•	The Estimated Value of Your Securities Is Expected to Be Lower Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Securities Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Public Offering Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities.

•	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	The Valuation Date, and Therefore the Maturity Date, May be Postponed In the Case of a Market Disruption Event.
•	Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of the Securities.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

TD SECURITIES (USA) LLC	4	WELLS FARGO SECURITIES, LLC